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                                 EXHIBIT 10.30
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            Beijing Chongwen New World Property Development Pte Ltd
                      China New World Electronic Pte Ltd

                                      And

                                 Myweb Inc.com

                                   regarding

                           Beijing New World Centre
                      No 34 Chongwen Main Street, Beijing

                                 Office block
                              South Block, Unit 5
                            Office Rental Agreement

                                  2 June 1999
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Landlord: Beijing Chongwen New World Property Development Pte Ltd (hereinafter known as "Landlord")
Business Registration Number: 005663 (2-1)
Registered Address: No. 16, Cheong Cheng Garden, Chongwen District, Beijing
Authorised signatories: Chern Cherng Tong        Occupation: Managing Director

China New World Electronic Ptd Ltd
Business Registration Number: 00386
Registered Address: No. 3, Chongwen Main Street, Chongwen District, Beijing
Authorised signatories: Cheng Jia Chuern         Occupation: Managing Director

Tenant: Myweb Inc.com (hereinafter known as "Tenant")
Business Registration Number:
Registered Address:
Authorised signatories:                          Occupation:

Landlord is a co-operative enterprise which is the developer of the Beijing New World Centre (hereinafter known as "Centre"). Landlord is willing to rent out and Tenant is willing to rent a portion of the office block at the Centre and thus, this agreement.

This agreement is signed between Landlord and Tenant on 2 June 1999. In order to ascertain the responsibility and rights of both parties, the following agreement has been reached whereby both parties shall adhere to the terms and conditions of the agreement, as follows:

1.       Scope of Rental

         Tenant shall rent from Landlord the office space at the Centre as indicated in Appendix 1 (hereinafter known as "office rented"). The floor area of the office rented is also set out in Appendix 1. The floor plan of the office rented is highlighted in pink (refer Appendix
         2) for easy reference. At the time of hand over of the office rented, Landlord has provided certain fittings in the office rented (refer Appendix 3) for the use of Tenant.

2.       Date of Commencement
         (refer Appendix 3)

3.       Duration/Length of Rent
         (refer Appendix 3)

4.       Rental

         (i) Tenant needs to pay monthly rental (this rental does not include expenses) to Landlord. Refer Appendix 3 for the amount of rental payable.

         (ii) Tenant must pay the monthly rental fee in advance. Once Tenant has signed the tenancy agreement, Tenant must make initial payment (equivalent to one month rental) to Landlord.

         (iii) The rental payment for a particular month must be paid 3 days before the commencement of the month, without any deduction for expenses. If the due date falls on a Saturday, Sunday or public holiday of RPC, the due date will be delayed to the next immediate working day.

5.       Management Fee

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         (i)      Tenant must pay the monthly central management fee charged on the office space rented. Refer to Appendix 3 for the amount of monthly central management fees.

                  Both parties agree that the management fee can be adjusted based on the actual increase in the cost of management. Landlord and/or the management company appointed by Landlord (hereinafter known as the "management company") must inform Tenant of any adjustment not less than one month from the impending adjustment. Tenant must pay the adjusted central management fees according to the amount informed by the management company.

         (ii) Once Tenant has signed the agreement, Tenant must make initial payment (equivalent to one month management fee) to the management company.

         (iii) The management fee for a particular month must be paid 3 days before the commencement of the month, without any deduction for expenses. If the due date falls on a Saturday, Sunday or public holiday or RPC, the due date will be delayed to the next immediate working day.

6.       Other infrastructure facilities
         (i) With regard to telephone charges, both parties agree to settle the charges in accordance with the provisions in Appendix 4.

         (ii) Tenant should pay the monthly electricity charges according to the bill issued by the management company, based on individual meter installed by the management company showing the electricity consumption by Tenant. Tenant must pay the bill within 7 days of the bill being issued. Landlord and the management company reserve the rights to increase the electricity charges in accordance with the adjustment to electricity charges by the relevant government authorities.

7.       Deposit
         (i) Deposit includes two months rental fee, two month management fee and electricity deposit. Once the agreement has been sign by Tenant, the full deposit must be paid to Landlord.

         (ii) After the expiry of the rental period, and 30 days after Tenant has returned the empty office in its original condition to Landlord, Tenant has paid all charges, rental due to Landlord or the management company, Tenant has paid for any compensations for losses suffered by Landlord due to the non-performance by Tenant of any provisions of this agreement, after deducting any other amount according to the provisions of this agreement, Landlord shall refund the balance of deposit and related interest to Tenant.

8.       Adjustment of deposits
         (i) If there is adjustment in the monthly rental fee and/or monthly management fee or electricity deposit by the management company and the adjustment results in the deposits previously paid by Tenant being less than the total of two months rental, two months management fees and electricity deposits, Tenant must pay the additional deposits within 7 days of being informed of the adjustment. Otherwise, Tenant is deemed to have breached this agreement.
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         (ii)     The management company has authority to make adjustment on electricity's deposit according to the actual usage. Landlord and / or the management company must inform Tenant of any adjustment not less than one month from the impending adjustment.

9.       Payment method
         Unless there are special request by Landlord, Tenant must pay rental fee, management fee and deposit or other fees in RMB equivalent to the USD amounts provided in this agreement (based on the spot rate of Bank of China for the sale of USD). Landlord and / or management company shall furnish written advice to Tenant as to the amount payable, designated bank, location and designated bank account number. Tenant shall provide a photocopy of bank-in-slip to Landlord or management company for their safekeeping within the payment deadline.

10.      Right and Responsibility of Landlord and management company
         (i) Where Tenant pays the rental and other charges and adheres to other provisions of the agreement, Landlord does not have right to interfere with the manner in which Tenant utilises the rented space.

         (ii) Management is responsible for the following centralised services:-
                  Facilities included: drainage, electricity, lighting, air-conditioning, heating system, telephone, public wash room and other necessary facilities. Tenant may not install air-conditioners unless it is done according to instructions given by Landlord and / or management company.

         (iii)    Management company's responsibilities

                  a)       24 hours security
                  b) fire extinguishing service according to the standards set forth by the relevant legal regulations of the City of Beijing.
                  c)       Cleanliness and hygiene of the public area

         (iv) Other than the situation as described in clause 13 of this agreement, where notice has been received from Tenant, Landlord shall repair the damages to the structure of the space rented, central machinery or drainage system (damage not caused by Tenant) in a timely manner and according to the regulations as set out in the "usage, management and repair and maintenance handbook".

         (v) The management company may set, announce, alter or abolish rules and regulation contained in "rules and regulations for Tenant--, --renovation handbook" and other notices. Tenant must observe all these regulations.

         (vi)     Landlord reserves the following rights:
                  a) Public facilities: such as drainage, electricity, air conditioning, heating system, fire extinguisher, telecommunications common for space rented; Landlord or management company has right to send their technician to Tenant's premises to carry out inspection, repairs, restructuring if necessary. Tenant shall be notified in advance unless in emergency cases.

                  b) Landlord or management company has the right to temporary disconnect the facilities/infrastructure of the rented space for purpose of repair and maintenance, after issuing reasonable notice, other than in emergency cases.

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                  c) Landlord has authority to use the external walls and roof top of the property.
                  d) Landlord has authority to maintain or change the name of the building, and has the right to transfer this authority to a third party. If there is any change in name, one month notice will be given to Tenant.

         (vii) Landlord has the right to terminate the agreement if the following circumstances happen to Tenant:
                  a) violation of law and regulations of China (and if Tenant carries out illegal or immoral activities)
                  b) usage of office block has been change by Tenant.
                  c) Tenant uses an identity other than the one defined under this agreement to carry out all the ongoing activities (other than with the prior written approval of Landlord).
                  d) Tenant did not pay all the relevant expenditure (include deposit, rental fee or management fee or payment according to clause 14iv of this agreement) after 14 days of the due date.
                  e) Tenant has rented out a part or the whole office to 3rd parties or shares the rented space with 3rd party without the prior written consent of Landlord.
                  f) If there is any serious damage of the building, whereby,
                     Tenant cannot afford to compensate for the damages, or Tenant has already declared bankruptcy.

         (viii) Where Tenant breaches the agreement, and whilst the total compensation has not been determined, Landlord has the right to seek compensation and legal responsibilities from Tenant, other than other rights of Landlord.

         (ix) Four months before the expiry date of the contract and with the prior appointment of Tenant, Landlord or its authorised agent would be able to bring interested parties (to rent the space) to the office lot for purpose of inspection. Where Landlord has intention to sell the property, Landlord would be able to bring interested parties (to purchase the property) to the office lot for purpose of inspection.

         (x) Landlord shall incur no liability to and shall not be liable in damages or otherwise to Tenant for any damage, injury or loss which may, at any time during the term of the tenancy, be caused or suffered by Tenant, its servants, agents, licensees and invites or any of them or to any property of goods of Tenant or of such persons as or aforesaid in or about the premises occasioned by or arising from taifoon, earthquake, storm, fire, water leaks, electricity leaks, gas or other force majeure, or theft of the illegal acts of others.

         (xi) During the term of the tenancy, Landlord has right to sell or transfer the property to third parties. Landlord must inform Tenant after the sale or transfer. After the right to the property has been transferred to the third party, this third party shall resume the role of Landlord as defined under this agreement, enjoying the rights and resuming the responsibilities under this agreement. After the sale or transfer, Landlord has the right to transfer the deposits (after deducting such expenses as provided under this agreement) to the buyer or transferee. Tenant agrees to enter into a new agreement upon the request of Landlord whereby the terms and conditions of the existing agreement would remain. Tenant may request for

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                  refund of deposit from buyer or transferee upon expiry or
                  termination of the agreement.

         (xii) Landlord guarantees that it has legal ownership of office block/property and has legal rights to rent the property to other parties. Tenant has the right to seek compensation from Landlord for losses suffered as a result of Landlord not being able to fullfill the above obligation.

         (xiii) Landlord guarantees that in the event the property is sold or transferred, Tenant would be able to continue to rent the property at the terms as set out in this agreement. Otherwise, Landlord will bear the losses or additional expenses incurred by Tenant.

         (xiv) The agreement is temporarily entered into by "My Web Inc.com" for its subsidiary company to be incorporated in Beijing. Tenant will transfer its rights and responsibilities under this agreement to the subsidiary company in Beijing. Landlord hereby acknowledges this transfer of rights and responsibilities.

11. Right and Responsibility of Tenant.

         (i) Tenant has the right to occupy the office block rented, so long as Tenant has paid the rental and other applicable charges according to the provisions of this agreement, as well as fulfilled the responsibilities under this agreement.

         (ii) Tenant has the right to utilise common area and all the facilities provided by the management company, so long as Tenant has paid the relevant charges. The management company may set reasonable rules for the use of the above and Tenant must abide with the rules. Tenant is also responsible to pay all taxes and duties relating to occupying the rented office space levied by the relevant legislation of the PRC and the City of Beijing.

         (iii) Tenant must pay monthly rental fee, electricity charges, telephone, fax charges, etc. on time. The management company may set reasonable rules for the use of the above and Tenant must abide with the rules. Tenant is also responsible to pay all taxes and duties relating to occupying the rented office space levied by the relevant legislation of the PRC and the City of Beijing.

         (iv) Tenant is responsible for the cleanliness and maintenance of the interior of the office space. Tenant shall carry out regular repairing and upkeeping, cleaning, including floor, wall, ceiling and the various fittings such as windows, electrical wiring and electrical equipment, hygiene facilities (if any), etc. Tenant must maintain the drainage/sewage systems of common area and washrooms in good working condition. If the pipes/drains are damaged or blocked due to the negligence or misuse by Tenant, its employees, visitors or customers, Tenant shall be responsible to pay for the repair work.

         (v) Tenant must report to Landlord and management company of any damage or defect of the office space rented in a timely manner. Tenant must take any necessary step to prevent any damage to the property.
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         (vi)     If damage to the property is caused by Tenant, Tenant is
                  responsible to carry out the repair work, according to the requirements of Landlord or management company, within 14 days after receiving the written advice for repair from Landlord or management company. If Tenant fails to carry out the necessary repair work on time, Landlord or the management company has the right to enter the rented area to carry out the repair work, whereby Tenant would then be responsible to pay for losses and expenses.

         (vii) At the end of the contract term or when the contract is terminated before the expiry date, Tenant must return the office block to Landlord in its original condition (subject to reasonable wear and tear) when Landlord first handed the property over to Tenant. Tenant shall remove all of Tenant's furniture, fitting and other types of installations and decorations, and repair damages that occur in the course of such removal and moving-out. If Tenant fail to do so, Landlord has the right to deduct a certain amount from the deposits and use the net deposits to carry out repair and removal without giving notice to Tenant. Where the net deposits are insufficient to cover the expenditure incurred by the Landlord, Tenant shall bear the excess.

         (viii) If the management company arranges for centralised pest control works, Tenant shall bear part of the expenses according to the floor space occupied. Tenant should take the necessary procedures to ensure that the office space rented if free of pest.

         (ix) Tenant must ensure that the property rented is sufficiently covered by insurance to ensure that in the event the interior facilities are damaged or destroyed, insurance claims can be obtained. If Tenant fails to purchase the insurance, Landlord has right to purchase the insurance on behalf of Tenant and subsequently recover the expenses from Tenant.

         (x) Tenant shall strictly obey overall rules and regulations set by the management company. The business activities carried out at the rented property must be in accordance with the law and regulation of PRC and the City of Beijing.

         (xi) Tenant is not allowed to used the premises rented to store weapon, ammo, satpetre, gunpowder, kerosene or other products which are flammable, conbustible, illegal or dangerous.

         (xii) Tenant is not allowed to produce or store goods or merchandise in the premises rented, other that those limited quantity used as samples or for display.

         (xiii) Tenant is not allowed to rear animal or keep any pets in the premises rented.

         (xiv) Tenant must ensure that the rented premises is used only as an office and not for other purpose.

         (xv) Tenant shall not allow any person to occupy the rented premises for residential purposes.
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         (xvi)    Tenant shall not carry out any activities that would cause harm to Landlord or other Tenants or activities that are despised by other within the premises rented. Tenant shall not carry out illegal or immoral activities within the premises rented.

         (xvii) Tenant is not permitted to hold or allow any other person to hold any sale by auction within the premises.

         (xviii) Tenant must obey all rules and directives of fire prevention set by the fire department and management company. Tenant must bear the costs of equipping the premises with fire prevention facilities according to the requirement of the fire department and the management company.

         (xix) Tenant shall not carry out or allow any other person to carry out any activities that would result in the loss of the rights to insurance claim (of the property) or cause the increase in insurance premium. Where Tenant breaches this provision, resulting in Landlord and/or the management company having to purchase new insurance or to pay additional premium, Tenant would have to compensate Landlord and/or management company of all expenses.

         (xx) Tenant is not allow to deposit any boxes, furniture, garbage or any other object outside of the premises rented, including the common hall, stairway, corridor and other public area. However, the management company or Landlord has the right to do as it wishes in respect of the objects deposited at public area without having to compensate any party for losses incurred.

         (xxi) Tenant shall not block, destroy, damage, alter, disrupt any public utilities such as water, electricity or gas, etc. or any facilities such as drainage, pipe, electricity cables.

         (xxii) Without the prior written permission of Landlord or management company, Tenant are not allowed to alter, move or increase the power of electricity, water or the centralised air conditioning.

         (xxiii) From the commencement of the rent, Tenant has right to renovation period that is rent-free in accordance with the provisions of Appendix 3. In order to avoid any confusion, the renovation rent-free period would be considered as part of the rental term but Tenant need not pay rental during this period. However, Tenant would still need to pay management fees and other expenditure.

         (xxiv) After the agreement has come into force, Tenant agrees to submit all renovations plans to management office for approval; whereby Tenant agrees to hire the contractor appointed by the management company. Tenant agrees to pay the necessary management charges and other expenses and deposits according to the provisions of the "Renovation Guide". Tenant agrees to reimburse for any damages or alteration to the common facilities in the course of the renovation. The renovation works must in accordance with the plans approved by the management company and the "Renovation Guide". Tenant shall not alter the renovation plans approved by the management company, unless with the prior written approval of the management company.
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         (xxv)    Without the prior permission from Landlord or management
                  company, Tenant is not allowed to place any words, logo or advertisement board outside of the premises rented. The placement of Tenant's signboard should be in accordance with the instruction given by the management company. Tenant may not modify any part of the building, nor can it alter the external appearance of the building or block any windows or doors.

         (xxvi) Without the prior permission of Landlord, Tenant may not transfer, sub-rent part of the premises rented to third party or share the rented space with third party.

         (xxvii) Where the following circumstances arise, Tenant should seek the prior approval of Landlord. Otherwise, Tenant is deemed to have rented or transferred the property without the prior permission of Landlord:
                  a) where Tenant's business is conducted as a partnership, there is new partner or partners in the partnership in the event that the original partner dies or retire or other reasons.
                  b) Tenant's company or enterprise is being taken-over, restructured, merged, acquired, voluntary liquidated or when there is a change in the holding company, controlling shareholders or any other party with effective controls over the company.
                  c) Tenant issue authority letter that allow other party to take over the premises
                  d)       Tenant changes the name of the company.

         (xxviii) During the tenancy period, Tenant is not allowed to request for a decrease in any fees or charges payable by Tenant (regardless of the reason).

         (xxix) Tenant is not allowed to use the word "new world", "new world centre" or "Beijing new world centre" as part of the name of the company, unless with the written approval from the developer.

         (xxx) Tenant is fully responsible for the action, negligence or irresponsibleness of its employees, visitors, customers, workers, and shall bear the compensation and legal responsibility for damages to Landlord and/or third party caused by the aforesaid persons.

12.      Termination of Agreement
         (i) Where the circumstances of clause 10(vii) arise, Landlord may terminate the agreement without the consent of any other party and Landlord need not pay any compensation.

         (ii) If Tenant breaches the terms and conditions of this agreement and does not rectify the situation within 30 days from the date of receiving written notice from Landlord or management company, Landlord has authority to terminate this agreement without informing Tenant. Tenant must move from the premises rented immediately and Landlord has the right to demand for damages for the losses, expenses and legal obligation.

         (iii) Landlord may terminate the agreement (without the consent of Tenant) due to the inability to execute this agreement as a result of the force majeure as mentioned in clause 13 below. Tenant would still need to pay rental and other charges up to the termination date.

13.      Force Majeure
         If at any time during the tenancy period, Landlord is unable to fulfill its obligations under the agreement due to unavoidable and unpreventable (in terms of the occurrence and the resulting effects) earthquake, storm, fire and other unforeseen circumstances, Landlord shall inform Tenant immediately via telegramme or facsimile. In addition, Landlord shall furnish detail information of the force majeure and documentary proof of its inability to fulfill in full or in part its obligations under the agreement, or the necessity to delay the fulfilment of the terms of agreement, within 21 days. Landlord need not be responsible to compensate Tenant for any losses suffered.

         Under such circumstances, subject to the agreement between both parties, the execution of the agreement may be delayed or the agreement terminated before its expiry, unless Landlord has not terminated the agreement based on provision of 12.03 above.

14.      Breach of responsibility
         (i) If either party breaches the conditions in the agreement causing losses (including legal fees), that party would need to pay compensation. However, where both parties are at fault, both parties will bear its own responsibility for breach of agreement.

         (ii) If Tenant breaches the agreement, Landlord has the right to deduct from the deposits amount outstanding, losses and expenses, in addition to having the right to terminate the agreement without the consent of Tenant. If the amount of outstanding charges, losses and expenses exceed the deposits, Landlord has the right to demand the excess from Tenant. If Tenant refuses to pay the excess, Landlord has the right to forfeit the assets in the rented office and sell the assets by auction. Nevertheless, this does not prevent Landlord to further demand for reasonable compensation and legal responsibility from Tenant.

         (iii)    Electricity Bills

                  If Tenant do not settle the electricity bill 7 days after the due date, Landlord has the right to terminate the agreement based on the provisions of clause 10(vii) above. In addition, Landlord may request the management company to terminate supply of electricity without further notice to Tenant. Supply of electricity would be reconnected after Tenant has paid all charges. All reconnection charges are to be boned by Tenant.

         (iv)     Late payments
                  Landlord may collect from Tenant a 2% (on rental and other expenses outstanding) late payment penalty if the rent or other expenses are not paid or have been paid late, regardless of the reason for the delay or non payment.

         (v) If at any time during the tenancy period, Tenant terminates the rental arrangement without the consent of Landlord, tenancy is deemed to have breached the agreement. Landlord may demand for losses incurred as a result of this (including but does not limit to loss in future rental).

         (vi) Tenant shall remit the deductions made from the deposits within 7 days from receiving the written request from Landlord, provided that the deductions has been made in accordance with the provisions of this agreement. If Tenant fails to remit the amount on time, Tenant is deemed to have breached the agreement whereby Landlord has the right to terminate the agreement and forfeit the rental and deposit paid by Tenant.

         15.      Waiver of Rights

                  Where Tenant has breached any provisions of the agreement but Landlord still received rent from Tenant, Landlord shall not be deemed to have given up the rights to demand for compensation for the breach in agreement. Where Tenant has made insufficient payments for rental or other charges, Landlord shall not be deemed to agree to a reduction in rental or other charges if Landlord accept the reduced payments from Tenant, and Landlord shall retains the rights to demand for the balance of payments and the rights to take legal action on Tenant according to the provisions of the agreement.

         16.      Arbitration

                  (i) The laws of the PRC govern this agreement, including the effectiveness, explanation, execution and arbitration.

                  (ii) Both parties shall settle any disputes through friendly negotiations, failing which, any party may make an application to the China International Economic and Trade Development Authority, Beijing for arbitration. The decisions of the arbitrator shall be final and binding on both parties.

         17.      Legal Expenses

                  (i) All costs and expenses for the preparation of this Agreement including the attestation, registration, stamp duty and other charges imposed by the laws of China and the City of Beijing (excluding but not limiting to taxes) shall be borne and paid by Tenant, unless the Government has specifically given direction for both parties to bear their own expenses.

                  (ii) In the process of getting this agreement done, all processing fees shall be borne by respective parties.

         18.      Others

                  (i) Where any clause in the agreement is found to be illegal, ineffective or not executable under any law, the other clauses of the agreement shall remain to be effective, valid and executable. Both parties would need to fulfill the respective obligations of the other clauses.

                  (ii) Where either party is required to issue written notice to the other party under the obligations of the agreement, where the name and business/registered address of the other party have been indicated on the notice and sufficient postage (for registered post) has been purchased, such notice is deemed to have been served and received by the other party.

                  (iii) Where Tenant's employees, visitors, customers, workers, renovation workers, agent enter the rented property with the approval of Tenants, the actions, negligence shall be that of Tenant.

         (iv) There are 3 copies to this agreement: 2 copies for Landlord and 1 copy for Tenant. All 3 copies are valid.

         (v) The agreement shall come into effect after being signed by both parties.


         Landlord

         Beijing Chongwen New World Property      China New World Electronic
         Pte Ltd


                                     (stamp)                             (stamp)
         ----------------------------             -----------------------

         Authorised signatory                     Authorised signatory


         Tenant
         Myweb Inc.Com


                                     (stamp)
         ----------------------------

         Authorised signatory

                                   APPENDIX 1


1.       Office rented
         Beijing New World Centre, Office Block, Block South, Level 9, Unit 5, Chongwen Street 3A, Chongwen District, Beijing, China.

2.       The total built up area of the office rented is 273.57 square ft.

                                   APPENDIX 2


Map

                                   APPENDIX 3


1. This agreement is effective from 5th June 1999 to 4th June 2001, for a period of 2 years. (Tenant may, after the 18th month, elect to give written notice to Landlord not less than 6 months from the end of the rental period, with regard to the rental of the remaining 6 months. Otherwise, it is deemed that both parties agree to terminate the agreement on 4th June 2001).

2. Tenant shall pay the monthly rental and management fees of US$3,419.60, including the following

         (i)      Monthly rental fees (excluding other charges): US$2,462.10
         (ii) Monthly management fees (which include air conditioning on working days, 8:00 am -- 6:00 pm, excluding public holidays):
                  US$959.50

3.       Deposits
         Deposits for rental and management fees      US$6,839.20
         Deposits for electricity                     US$  395.50
                                                      -----------
         Total                                        US$7,234.70
                                                      -----------

4. In the period of 61 days (5th June 1999 to 4th August 1999), there is a waiver of rental for renovation purposes. But Tenant shall bear other charges (excluding rental) and expenses incurred.

5. At the time of hand over of the office rented, Landlord has provided the following fittings in the office rented:

         -  ceiling lights (material only; Tenant shall fix the lights himself)
         - central ventilation system (vent hose, exhaust fan, heating system and speed control dial shall be provided by Landlord; to be fixed by Tenant);
         -  fire alarm system and sprinkler;
         -  independent electricity metre;
         -  concrete flooring and wall;
         -  wooden main door

                                   APPENDIX 4


Telephone line & bills

1. Tenant should take/purchase 6 lines from Landlord with RMB1,260 each line. (lump sum payment at the time of signing of the agreement), totalling RMB7,560

3.       Besides the expenditure above, Tenant shall pay his monthly bills.

3.       Tenant shall bear the cost of laying telephone cables.

                                   APPENDIX 5


LANDLORD:
-        should collect his rental at Beijing New World Electronic Pte Ltd
-        at the bank account (name of the bank)
-        A/C no: [***]

MANAGEMENT OFFICE:
-        should be paid at Beijing office
-        account no: [***]
-        Bank:



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